Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fourth Quarter and Fiscal Year Ended March 31, 2017

CSWC Increases Pre-Tax Net Investment Income to $0.22 Per Share and announces Dividend of $0.21 Per Share for the Quarter Ended June 30, 2017

Dallas, Texas – May 31, 2017  – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC) today announced its financial results for the fourth fiscal quarter and fiscal year ended March 31, 2017.

Fourth Quarter Fiscal Year 2017 Financial Highlights

•	Total Investment Portfolio: $286.9 million
o	No investments currently on non-accrual
o	Total Credit Portfolio: $167.4 million
o	$38.6 million in new credit investments originated during the quarter
o	$23.0 million in total repayments during the quarter
o	Total CSWC investment in I-45 SLF: $63.4 million
o	I-45 SLF portfolio increased to $200.2 million from $186.6 million during the quarter
o	$31.5 million in new credit investments originated during the quarter
o	$17.7 million in prepayments during the quarter
o	I-45 SLF portfolio consists of 43 issuers: 96% 1st Lien Debt and 4% 2nd Lien Debt
o	Total Equity Portfolio, excluding investment in I-45 SLF: $56.0 million
o	$1.9 million in new equity investments during the quarter, consisting of co-investments alongside three new credit investments
o	Received proceeds of $2.8 million from disposition of one equity investment
•	Pre-Tax Net Investment Income of $3.6 million, or $0.22 per weighted average diluted share
•	Declared and Paid Quarterly Dividend of $0.19 per share and Special Dividend of $0.26 per share
•	Net Realized and Unrealized Portfolio Appreciation: $2.7 million
•	Total Cash: $22.4 million
•	Total Net Assets: $285.1 million

•	Net Asset Value per Share: $17.80
•	Weighted Average Yield on Debt Investments: 10.28%

Fiscal Year 2017 Financial Highlights

•	Investment Portfolio:
o	Credit Portfolio grew $74.6 million, increasing from $92.8 million to $167.4 million during the fiscal year
o	CSWC investment in I-45 SLF grew $27.1 million, increasing from $36.3 million to $63.4 million
o

Equity Portfolio increased $6.8 million, consisting of $2.2 million in net unrealized appreciation, $2.7 million in the conversion of a legacy portfolio company sub debt investment to a control equity position, and $1.9 million in new equity investments

•	Pre-Tax Net Investment Income of $9.7 million for the fiscal year, or $0.61 per weighted average diluted share
•	Declared and Paid Total Quarterly Dividends of $0.53 per share and Special Dividend of $0.26 per share
•	Net Realized and Unrealized Portfolio Appreciation: $15.6 million
•	Increased net asset value per share to $17.80 from $17.34 at the beginning of the year
•	Closed Revolving Credit Facility, led by ING Capital, for $100.0 million in commitments from a syndicate of five lenders, with an accordion up to $150.0 million

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “We are very proud of our accomplishments in fiscal year 2017.  We delivered a 28% all-in return to shareholders during the fiscal year, having grown NAV nearly 3% while increasing our regular dividend yield to 4.5%.  Our strategy of investing in both the upper and middle market was a strength allowing us to generate attractive risk adjusted returns throughout the year in the two markets.  Additionally, we made significant progress this year in capitalizing the balance sheet, having cultivated strong banking relationships within our ING led revolving credit facility as well as our I-45 facility led by Deutsche Bank.”

Fourth Quarter Fiscal Year Portfolio and Investment Activities

During the quarter ended March 31, 2017, the Company originated three new investments and one follow-on investment totaling $40.5 million. New investment transactions which occurred during the quarter ended March 31, 2017 are summarized as follows:

Lighting Retrofit International, $2.2 million add-on to 1st Lien Senior Secured Debt: Lighting Retrofit International is a leading provider of design-build energy efficiency services.

Elite SEM, Inc., $12.2 million 1st Lien Senior Secured Debt and $1.0 million in Common Stock: Elite SEM is a performance digital media agency.

Vistar Media Inc., $11.0 million 1st Lien Senior Secured Debt with attached Warrants: Vistar Media is a digital marketing firm servicing the digital out-of-home advertising industry.

Binswanger Corp., $13.3 million 1st Lien Senior Secured Debt and $0.9 million in Common Stock: Binswanger is a provider of repair, replacement and installation services for a full-suite of glass and aluminum products.

During the quarter ended March 31, 2017, the Company received full repayments on four investments totaling $22.6 million. The Company received a full prepayment on the following investments:

Hygea: Proceeds of $10.8 million for the prepayment of outstanding debt and repurchase of outstanding warrants, generating a realized gain of $3.1 million and an IRR of 56.2%.

Polycom: Proceeds of $4.3 million, resulting in a realized gain of $0.1 million and an IRR of 32.2%.

360 Holdings: Proceeds of $7.0 million, resulting in a realized gain of $0.2 million and an IRR of 15.6%.

Royal Holdings: Proceeds of $0.6 million, resulting in an IRR of 9.15%

Fourth Quarter Fiscal Year 2017 Operating Results

For the quarter ended March 31, 2017, Capital Southwest reported total investment income of $7.7 million, compared to $6.9 million in the prior quarter. The increase in investment income was attributable to an increase in average debt investments outstanding.

For the quarter ended March 31, 2017, total operating expenses (excluding tax and interest expense) were $3.6 million, compared to $3.1 million in the prior quarter.  The increase in operating expenses was due primarily to legal fees related to corporate matters and an increase in the year-end bonus accrual.

For the quarter ended March 31, 2017, there was interest expense of $0.5 million, compared to $0.3 million in the prior quarter. The increase in interest expense was due to increased debt outstanding on the revolving credit facility during the quarter.

For the quarter ended March 31, 2017, total pre-tax net investment income was $3.6 million, compared to $3.4 million in the prior quarter.

For the quarter ended March 31, 2017, there was tax expense of $0.3 million recorded, compared to $0.5 million in the prior quarter.

During the quarter ended March 31, 2017, Capital Southwest recorded total realized and unrealized gains on investments of $2.7 million, compared to $5.0 million in the prior quarter.  The net increase in net assets resulting from operations was $6.0 million for the quarter, compared to $7.9 million in the prior quarter.

The Company’s net asset value, or NAV, at March 31, 2017 was $17.80 per share, as compared to $17.88 at December 31, 2016.  The decrease in NAV from the prior quarter is primarily due to the special dividend declared during the quarter.

Fiscal Year 2017 Operating Results

For the year ended March 31, 2017, Capital Southwest reported total investment income of $23.5 million, compared to $9.2 million in the prior year. The increase in investment income was attributable primarily to an increase in average debt investments outstanding and an increase in dividends paid from I-45 SLF.

For the year ended March 31, 2017, total operating expenses (excluding tax and interest expense) were $12.8 million, compared to $21.1 million in the prior year.  The decrease in operating expenses was due primarily to expenses relating to the spinoff of CSW Industrials incurred in the prior year.

For the year ended March 31, 2017, there was interest expense of $1.0 million, compared to $0.0 million in the prior year. The increase in interest expense during the year was due to increased debt outstanding on the revolving credit facility. There was no debt outstanding as of the prior year end.

For the year ended March 31, 2017, total pre-tax net investment income was $9.7 million, compared to a ($12.0) million loss in the prior year.

For the year ended March 31, 2017, there was tax expense of $1.8 million recorded, compared to a ($1.3) million benefit in the prior year. The increase in tax expense versus the prior year was due primarily to an increase of $0.6 million in the excise tax accrual and tax expense of $1.0 million at our consolidated management company versus a tax benefit of ($1.3) million in the prior year.  Our consolidated management company generated a net operating loss for tax purposes in the prior year and currently does not pay cash taxes.

During the year ended March 31, 2017, Capital Southwest recorded total realized and unrealized gains on investments of $15.6 million, compared to $5.3 million in the prior year.  The net increase in net assets resulting from operations was $23.5 million for the year, compared to a decrease of ($5.4) million in the prior year.

The Company’s net asset value, or NAV, at March 31, 2017 was $17.80 per share, as compared to $17.34 at March 31, 2016.  The increase in NAV from the prior year was primarily due to net realized and unrealized gains.

Liquidity and Capital Resources

At March 31, 2017 Capital Southwest had unrestricted cash and money market balances of approximately $22.4 million and borrowing capacity on our credit facility of $75.0 million.

In August 2016, the Company entered into a credit facility to provide additional liquidity to support its investment and operational activities. The facility includes total commitments of $100.0 million from a diversified group of five lenders and is scheduled to mature on August 30, 2020. As of March 31, 2017, Capital Southwest had $25.0 million in borrowings outstanding under the credit facility.

Additionally, I-45 SLF has total commitments outstanding of $165.0 million from a diversified group of four lenders on its credit facility, which is scheduled to mature in November 2020. As of March 31, 2017, I-45 SLF had $122.0 million in borrowings outstanding under its credit facility.

Share Repurchase Program

On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the plan because it believes that the Company’s common stock may be undervalued from time to time due to market volatility. As of March 31, 2017, no shares have been purchased under the plan.

Annual Meeting of Stockholders

The 2017 Annual Meeting of Stockholders of Capital Southwest Corporation will be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240 in the Madison Conference Room on Wednesday, August 2, 2017, at 9:00 a.m. (Central Time) for stockholders of record as of the close of business on June 13, 2017.

Declared Dividend of $0.21 Per Share for Quarter Ended June 30, 2017

On May 31, 2017, the Company's Board of Directors declared a Quarterly Dividend of $0.21 per share for the quarter ended June 30, 2017.

The Company’s dividend will be payable as follows:

June 30, 2017 Quarterly Dividend

Amount Per Share:                       $0.21

Ex-Dividend Date:                         June 13, 2017

Record Date:                                  June 15, 2017

Payment Date:                               July 3, 2017

When declaring dividends the Board of Directors reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted in to the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Fourth Quarter and Fiscal Year 2017 Earnings Results Conference Call and Webcast

Capital Southwest has scheduled a conference call on Thursday, June 1, 2017, at 11:00 a.m. Eastern Time to discuss the fourth quarter and fiscal year 2017 financial results.  You may access the call by dialing 1-855-835-4076 and using the passcode 18397283 at least 10 minutes before the call.  The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m/p/axewjuqf.

A telephonic replay will be available through June 8, 2017 by dialing 1-855-859-2056 and using the passcode 18397283.  An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-K for the year ended March 31, 2017 to be filed with the Securities and Exchange Commission and Capital Southwest’s Fourth Fiscal Quarter 2017 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, Internally Managed, Business Development Company, with approximately $285 million in net assets as of March 31, 2017. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 to $20 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer

214-884-3829